Exhibit 99.1

NW Natural Holdings Elects New Board Member
Sandra McDonough Brings Years of Industry Experience
December 13, 2021
PORTLAND, Ore.--(BUSINESS WIRE)--NW Natural Holding Company’s (NYSE: NWN) board of directors has elected a new member, Sandra McDonough, effective January 1, 2022.
McDonough most recently served as president and CEO of Oregon Business & Industry (OBI), Oregon’s largest statewide general business organization. She joined OBI in 2018, after serving 14 years as the president and CEO of the Portland Business Alliance, greater Portland’s chamber of commerce.
Prior to her time leading the PBA, McDonough spent two decades in the energy industry, including as Vice President, External Affairs, for PG&E National Energy Group and Vice President, Communications and External Affairs, for PG&E Gas Transmission Northwest, in California. Before that she was a newspaper reporter for The Oregonian and Seattle Times.
A native Portlander, McDonough graduated from the University of Oregon with bachelor’s degrees in German and journalism. In 2018 she was honored with the school’s Pioneer Award for her advocacy for higher education and ongoing commitment to the university. She has served in multiple community service and advocacy leadership roles during her career, including serving as a director for New Avenues for Youth, a Portland-based organization that serves homeless and other marginalized youth. She also serves on the U.S. Bank community board in Oregon as well as the Regence community advisory board.
“We are very excited to welcome Sandi to our board. She has proved over her career to be an accomplished, strong leader,” said Malia H. Wasson, NW Natural Holdings’ board chair. “Her deep understanding of the communities we serve and her expertise in the utility industry will provide great value to the work we are doing.”
McDonough was also elected to the board of directors of Northwest Natural Gas Company (NW Natural), the company’s wholly owned subsidiary, starting January 1, 2022.
ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Renewables Holdings (NW Natural Renewables), NW Natural Water Company (NW Natural Water), and other business interests. We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. Learn more in our latest ESG Report.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 780,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 20 Bcf of underground gas storage capacity in Oregon.

Additional information is available at nwnaturalholdings.com.

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